Exhibit 10.33
KB HOME
AMENDED AND RESTATED 1999 INCENTIVE PLAN
PERFORMANCE STOCK AGREEMENT
     This Performance Stock Agreement (this “Agreement”) is made on July 12, 2007, between KB Home, a Delaware corporation (the “Company”), and Jeffrey T. Mezger (“Participant”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given them in the KB Home Amended and Restated 1999 Incentive Plan (the “Plan”).
A G R E E M E N T
     1. Award. Subject to the terms of the Plan, this Agreement and the Employment Agreement, dated as of February 28, 2007 (the “Employment Agreement”), between the Company and Participant, the Company hereby awards to Participant an aggregate of 54,000 shares of common stock, $1.00 par value per share (“Common Stock”), of the Company (the “Award”). Except as provided in this Agreement, the shares of Common Stock subject to the Award (the “Performance Shares”) cannot be transferred in any manner.
     2. Vesting of Award.
     (a) The Performance Shares shall vest, and transfer restrictions thereon shall lapse, based on the Company’s Total Shareholder Return (“TSR”) performance over the three year period ending on November 30, 2009 (the “Performance Period”) relative to the Peer Companies (as defined below), as set forth below:

Relative TSR	Payout as a %
Percentile Ranking	of Performance Shares
Less than 25th percentile	0%
25th percentile	25%
50th percentile	100%
75th percentile or greater	150%
The payout as a percentage of Performance Shares shall be interpolated for relative TSR percentile rankings between the 25th percentile and the 75th percentile.
     (b) The TSR shall be based on the trailing 20-day average closing stock prices of the Company and the Peer Companies measured as of (and including the 20th day) the first and last business days of the Performance Period and including the effect of any dividends actually paid as if the dividends were invested in the stock of the Company or the Peer Company, as the case may be, and proportionately adjusted for stock splits, reorganizations or similar transactions occurring the during the Performance Period.
     (c) The “Peer Companies” are Beazer Homes USA, Inc.; Centex Corporation; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; Lennar Corporation; M.D.C. Holdings, Inc.; NVR, Inc.; Pulte Homes, Inc.; The Ryland Group, Inc.; Standard Pacific Corp.; and Toll Brothers, Inc. The Peer Companies may be changed as follows:
     (i) In the event that, at anytime during the Performance Period, a Peer Company is no longer included in the same Standard & Poor’s Global Industry Classification Standard (“GICS”) Sub-Industry as the Company, such company shall no longer be a Peer Company.
     (ii) In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company, without adjustment to its financial or market structure, provided that the surviving entity is still in the same GICS Sub-Industry as the Company.
     (iii) In the event of a merger of a Peer Company with or by an entity that is not a Peer Company, or the acquisition or business combination transaction by a member of the Peer Group of or with an entity that is not a Peer Company, in each case, where the Peer Company is the surviving entity, the surviving entity shall remain a Peer Company, without adjustment to its financial or market structure, provided that the surviving entity is still in the same GICS Sub-Industry as the Company.
     (iv) In the event of a merger or acquisition or business combination transaction of a Peer Company with or by an entity that is not a Peer Company, other form of “going private” transaction relating to any Peer Company or the liquidation of any Peer Company, where such Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.
     (v) In the event of a bankruptcy of a Peer Company, such company shall remain a Peer Company, without adjustment to its financial or market condition.
     (d) As soon as practicable after the end of the Performance Period, but in no event later than seventy-five (75) days after the end of the Performance Period, the Committee shall certify in writing the Company’s TSR performance and the number of Performance Shares that Participant will retain and/or be granted. If the Committee determines that Participant will receive more than 100% of the Performance Shares granted as of the date hereof, then the Committee shall grant such additional fully vested shares of Common Stock to

Participant under the Plan and in accordance with Section 2(e) of the Employment Agreement.
     (e) Notwithstanding the foregoing, in the event of an Involuntary Termination or Change in Control (as each such term is defined in the Employment Agreement), the vesting and number of Performance Shares to which Participant shall be entitled, and the lapsing of any transferability restrictions thereon, shall as determined under the Employment Agreement.
     3. Forfeiture of Performance Shares. Participant will immediately forfeit all right, title and interest in and to all Performance Shares that are subject to transferability restrictions on the date Participant’s employment with the Company is terminated, except as provided in Section 2(e) hereof. In such event, Participant will promptly execute any assignments or endorsements as the Company may require to transfer beneficial ownership of such Performance Shares to the Company or to a designee of the Company (as determined by the Company in its sole discretion).
     4. Delivery of Performance Shares. The Company will deliver to Participant as soon as reasonably practicable stock certificate(s) representing those Performance Shares as to which transferability restrictions have lapsed in accordance with Section 2 above. No stock certificate will be delivered to Participant unless and until Participant has paid to the Company the amount of any taxes the Company is required to withhold in connection with such lapse of such restrictions. At Participant’s discretion, Participant may direct the Company to withhold Performance Shares otherwise deliverable to Participant to satisfy any withholding tax liability that may arise upon the lapse of transferability restrictions as provided under this Agreement.
     5. Dividends. Cash dividends or other distributions paid on or in respect of shares of common stock of the Company that are not restricted and are freely tradeable (“Unrestricted Shares”) will be equally and contemporaneously paid on or in respect of any Performance Shares that are subject to transferability restrictions under this Agreement. In addition, any stock or other non-cash distributions issued on or in respect of Unrestricted Shares will be equally and contemporaneously issued on or in respect of such Performance Shares, but will be held in escrow and will be subject to the transferability restrictions and forfeiture conditions imposed under this Agreement on Performance Shares.
     6. Additional Restrictions. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other transfers of any Performance Shares as to which transferability restrictions have lapsed in accordance with Section 2 above, including (a) restrictions under an insider trading policy, (b) stock ownership requirements and (c) the required use of a specified brokerage firm for such resales or other transfers.
     7. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other event described in Section 13(a) of the Plan, such adjustment will be made to the number and type of the Performance Shares, and to the terms and conditions hereof, as and to the extent the Committee determines to be appropriate (in its sole discretion).
     8. California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California. This Agreement and the Award will be subject to rescission by the Company if an executed original of this Agreement is not received by the Company within 90 days of its transmittal to Participant.
     9. Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated in each case thereunder by the Securities and Exchange Commission. Notwithstanding anything herein to the contrary, the Plan will be administered, and the Performance Shares will be issued, in such a manner as to conform to the requirements and limitations of such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement will be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     10. Entire Agreement. This Agreement and the Employment Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. PARTICIPANT ACKNOWLEDGES AND AGREES TO BE BOUND TO, AND THAT THE AWARD IS MADE SUBJECT TO, ALL OF THE TERMS AND CONDITIONS OF THE PLAN, INCLUDING ANY TERMS, RULES OR DETERMINATIONS MADE BY THE COMMITTEE PURSUANT TO ITS ADMINISTRATIVE AUTHORITY UNDER THE PLAN, AND THAT IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND THE PLAN, THE PLAN WILL PREVAIL.
     11. Non-Transferability. The Award may not be transferred (in whole or in part) except by will or the laws of descent and distribution and except by gift or a domestic relations order to members of Participant’s family or to trusts or other entities whose beneficiaries or beneficial owners are Participant or members of Participant’s family.
     12. No Obligation. Neither the execution and delivery hereof nor the issuance of the Award will constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of Participant for any period or in any capacity.
     13. Notice. Any notice given hereunder to the Company will be addressed to the Company, attention Senior Vice President, Human Resources, and any notice given hereunder to Participant will be addressed to Participant at his address as shown on the records of the Company.
     14. Section 409A. Notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement will be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof). The Committee may, in its discretion, adopt such amendments to the Plan or this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A of the Code.
     IN WITNESS WHEREOF, the Company and Participant have duly executed and delivered this Agreement as of the date first above written.

KB HOME
By:
Name:
Title:

PARTICIPANT:

Jeffrey T. Mezger